Exhibit 99.1

MEDIACO APPOINTS NEW EXECUTIVE TEAM

TO LEAD STRATEGIC REALIGNMENT AND INNOVATION

RAHSAN-RAHSAN LINDSAY NAMED CHIEF EXECUTIVE OFFICER

OF MEDIACO: HOT 97, WBLS, AND FAIRWAY OUTDOOR;

BRADFORD TOBIN NAMED PRESIDENT AND COO

Company Appoints New Seasoned Leadership in Key Roles to Fuel Growth and

Continued Service to Black Culture and the Hip Hop Community

(New York, NY) - June 11, 2021 - MediaCo Holding Inc. (NASDAQ: MDIA), owner of HOT 97, WBLS, and Fairway Outdoor, announced today that Rahsan-Rahsan Lindsay has been named Chief Executive Officer, effective July 1, 2021. Mr. Lindsay most recently served as Executive Vice President, Urban One.  He brings over twenty years of successful leadership experience across media, television, and advertising to MediaCo.  As CEO, Lindsay will be responsible for setting MediaCo's overall strategic vision and expanding its radio and outdoor divisions with an emphasis on transforming the digital business.

"Rahsan-Rahsan is a talented and dedicated leader with the right strategic vision, relentless drive, and passion for media required to lead the MediaCo team at this critical time.  He forged his career at the intersection of technology and media, and his vast experience and keen perspective will be invaluable in taking the company into the future," said MediaCo Board Director Laura Lee.

Lindsay has spent the past nine years at Urban One, Inc., where he oversaw advertising sales, integrated marketing, and sales operations for TV One and sister network CLEO TV, which he helped launch in 2019.  In 2020, he took over the role as head of iOne Digital ad sales and One Solution, Urban One’s cross-platform marketing group, as well as One X Studios, the branded content production arm of Urban One.  Prior to joining TV One in 2011, Lindsay spent nearly eight years in Ad Sales for Viacom Media Networks, focused on new business development for MTV, Comedy Central, Spike, CMT, and TV Land.  He also served as VP of Ad Sales for MTV2, mtvU, and Palladia.

Passionate about serving the community and grooming the next generation of leaders, in his spare time Lindsay serves as the co-chair of the Board of Directors for The Brotherhood/Sister Sol, a Harlem-based nonprofit organization.

“The opportunity to work with iconic brands like HOT 97 and WBLS is just too good to pass up,” said Lindsay. “I see a number of potential ways to further cultivate both brands, build on their well-established legacies, and drive new revenue streams.  I’m also energized by the opportunity to leverage the Fairway footprint in a way that helps fulfill the MediaCo mission to connect with broader audiences.”

MediaCo Appoints New Executive Team/Page 2

MediaCo’s newly formed senior management team is poised to drive future success, comprised of capable leaders who bring a collaborative spirit and a necessary focus on future strategy.  As part of MediaCo’s strategic realignment, Bradford Tobin was also recently named President and Chief Operating Officer.

“Brad is a seasoned and trusted leader who consistently delivers results.  He is uniquely qualified to drive strategic prioritization and accountability within MediaCo, with a laser focus on operational excellence," said Soo Kim, MediaCo’s lead investor.

Prior to joining MediaCo in August 2020, Tobin served as General Counsel/Chief Compliance Officer for Standard Diversified Inc., and General Counsel/SVP for RadioShack, where he established a proven track record for building and managing high-growth sales organizations.  In his current role, Tobin leads business operations for MediaCo, including rapidly scaling digital capabilities and aligning the organization’s innovation engine.

“I'm proud to be a part of MediaCo’s executive team and thrilled to help lead the company into its next phase of innovation as we focus on building a 360 media experience for consumers," said Tobin.

For more information on MediaCo or to inquire about press opportunities, please contact press@hot97.com.

ASSETS: Headshots and executive bios are available here.

#MEDIACO #HOT97 #WBLS

###

ABOUT HOT 97: HOT 97 (WQHT 97.1FM) is the world’s first all Hip-Hop station and has held the dominant position in New York for over twenty years.  HOT 97 is best known for its celebrity on air talent, such as Ebro Darden, Funk Flex, and Nessa, as well as being the world’s premier source for Hip Hop music culture, both on air and online at HOT97.com and its mobile app. Follow us on facebook.com/HOT97official, twitter.com/HOT97, instagram.com/HOT97, and youtube.com/HOT97.

ABOUT WBLS: (WBLS 107.5FM) WBLS is the #1 source for R&B music and contemporary Black culture. Known as the world's best-looking sound, this timeless brand has led the conversation in the Black community as the go-to source for news, lifestyle, advice, and Gospel since 1972.  The station’s roster of world-renowned personalities include Steve Harvey, Shaila, Deja Vu, and Lenny Green, as well as legendary DJs Red Alert, Scratch, and Chuck Chillout, who bridge the gap across generations and around the world!

ABOUT MEDIACO: MediaCo Holding Inc. (“MediaCo”) is a publicly listed multimedia company (NASDAQ: MDIA) that serves communities throughout the country. MediaCo owns and operates two of the top urban radio stations in New York City, HOT 97 and WBLS, as well as an out-of-home advertising business with over 3,500 faces throughout the Southeastern U.S. The company primarily generates revenue from advertising sales and events.

MediaCo Holding Inc.

395 Hudson Street, 7th Floor | New York, NY 10014 | 212-229-9797